UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Nuveen Preferred and Income Term Fund

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Nuveen Preferred and Income Term Fund (JPI) March 21, 2024 Nuveen Fund Advisors, LLC Proxy Advisory Firm Presentation

Summary ▪ Nuveen Preferred and Income Term Fund (JPI) was formed in July 2012 as a 12-year term fund with a termination date of August 31, 2024. ▪ At the fund’s 2024 annual meeting, we are providing shareholders a choice by requesting their approval to eliminate the fund’s August 31, 2024 term. ▪ If the term elimination proposal is approved, shareholders can choose to maintain their exposure to JPI or tender up to 100% of their shares at NAV prior to the term date. The proposal provides shareholders the ability to decide which outcome better fits their specific needs. ▪ Below are the terms of the proposal: • At JPI’s 2024 annual meeting, requesting shareholder approval to eliminate the fund’s August 31, 2024 term. • If term elimination is approved, JPI will conduct a 100% tender offer at NAV prior to the end of its term. • If common assets after the tender offer are less than $70 million, the tender offer will be cancelled and JPI will proceed to terminate and return NAV to shareholders as originally scheduled. • If JPI meets the minimum asset threshold and continues as a perpetual fund, 50% of net management fees will be waived over the first year following the elimination of the fund’s term. • If shareholders do not approve term elimination, JPI will proceed to liquidate as originally scheduled. ▪ Nuveen is paying the fees and expenses in connection with the proposal and solicitation that is above and beyond the standard costs associated with the annual election of trustees. ▪ Saba Capital Management L.P. purchased 1,000 shares of JPI long after the record date and is therefore not entitled to vote but is recommending against this proposal. Saba’s recommendation would eliminate shareholder choice, which harms all shareholders. 2

Summary Why is supporting the term elimination good for all shareholders? ▪ It provides shareholders a choice - maintain their exposure to JPI or liquidate at NAV – and doesn’t force a full liquidation event on all shareholders. ▪ If the term is eliminated and JPI meets it minimum asset threshold, a full portfolio liquidation ($680MM) is avoided resulting in less trading and market impact costs. ▪ Avoiding a full portfolio liquidation results in a higher NAV, benefiting all shareholders including those that tender. Why would certain shareholders want maintain their exposure to JPI? ▪ To continue their investment in a preferred securities strategy. ▪ Maintaining their investment in JPI could help shareholders avoid potential tax consequences of a full liquidation. ▪ Avoid reinvestment risk and costs associated with re-deploying liquidation proceeds. ▪ Continue receiving regular monthly distributions from their investment in the fund. Why is Saba recommending a vote against the term elimination proposal? ▪ Saba states in their proxy statement that the fund’s “poor track record on corporate governance” is the reason for their recommendation and highlights the Board’s adoption of a control share by-law amendment as an example. ▪ The issue of the fund’s control share by-law has been settled with the by-law being suspended in February 2022 and removed from the fund’s by-laws in February 2024. ▪ Saba has virtually no economic interest in JPI and indicates in its proxy statement that it will spend $100,000 on this proxy contest, exceeding any profit it could expect from its investment. ▪ All of this leads us to conclude that Saba’s actions are purely obstructive in nature, harming all JPI shareholders. 3

Summary Why is Saba using this contested proxy tactic for JPI where they cannot vote and do not have a financial interest? ▪ We are perplexed by Saba’s recommendation. We don’t understand why they would put forth a recommendation that would eliminate shareholder choice and harms all shareholders. ▪ Saba is aware that filing a proxy makes this proposal contested, limiting how shareholders can vote their proxies. ▪ In a contested proxy, oral votes are not accepted. ▪ Individual investors routinely vote orally, so limiting their ability to vote in this manner tends to disenfranchise shareholders and reduces their participation in voting proxies. ▪ Shareholders are further disenfranchised by Saba because voting on their recommended gold proxy card does not allow them a vote with respect to JPI’s trustee election. ▪ We believe this is further evidence that Saba is using this contested proxy tactic to obstruct fund initiatives. 4

Nuveen Preferred and Income Term Fund (JPI) Overview

- Formed in July 2012 as a 12-year term fund designed to provide shareholders a high level of current income and total return by investing in a preferred securities and income strategy.
- JPI is positioned to focus on shorter duration, variable rate preferred securities which may help to reduce price sensitivity to interest rate changes. The fund provides access to both the retail and institutional preferred securities markets, as well as diversification across the U.S. dollar-denominated global market, enhancing opportunities while minimizing currency risk.
- JPI has been able to deliver attractive distributions to shareholders with a total of $20.5315 per share distributed since inception, which equates to an annualized distribution rate of 7.03% on the original $25 market price.
- Over the long-term, JPI has performed well versus its benchmark.
- Prices for JPI have historically traded tight to NAV and discount levels have remained narrower than peers over the last several years.
- The fund is managed by the following portfolio managers:
    - Douglas M. Baker, CFA – Head of Preferred Securities Sector Team
    - Brenda A. Langenfeld, CFA – Portfolio Manager, Preferred Securities Sector Team

Premium/Discount History



10%
5%
0%
-5%
-10%
-15%
-20%
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
JPI
Lipper (Income & Preferred Stock Funds)
Morningstar (Preferreds)

Performance History



Annualized Total Returns
1.48%
3.75%
3.52%
-0.95%
-0.64%
-0.57%
2.90%
3.79%
3.19%
4.86%
5.60%
4.60%
5.81%
5.48%
4.55%
1-Year
3-Year
5-Year
10-Year
Since Inception
NAV
Market Price
Benchmark

Annualized total returns as of February 29, 2024. Benchmark is comprised of a 60% weighting in the ICE BofA U.S. All Capital Securities Index and a 40% weighting in the ICE USD Contingent Capital Index. Benchmark performance is linked. Performance prior to December 31, 2013 reflects the Benchmark's previous composition, a 65% weighting in the ICE BofA Fixed Rate Preferred Index and a 35% weighting in the Bloomberg Barclays USD Capital Securities Index.

nuveen
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Corporate Governance and Board Strengths ▪ The Nuveen Board is made up of twelve 100% independent/non-interested trustees with deep closed-end fund and mutual fund experience. o Trustees possess relevant experience across the Nuveen market-leading family of closed-end funds, providing unique viewpoints, insights, and qualifications across fund structures, asset classes, investment strategies and market cycles. o The Board has an active refreshment program with six new independent trustees added in the past two years with trustee diversity an important factor in the process. o Trustee attendance at Board meetings is close to 100%. ▪ The Board has established various committees designed for deeper engagement by trustees in certain oversight functions, each with independent trustee chairs. Committees include Executive, Audit, Nominating and Governance, Dividend, Investment, Closed-End Funds, Open-End Funds, and Compliance, Risk Management and Regulatory Oversight. ▪ The Board has a track record of taking thoughtful actions designed to enhance shareholder value, including engaging in frequent market trading reviews resulting in initiatives designed to address and mitigate discounts, including multi-year complex-wide share repurchases, numerous fund mergers, and enhanced distribution policies. 6

Conclusion ▪ The Nuveen Board approved the JPI proposal - eliminate the term and conduct a 100% tender offer at NAV - because it provides shareholders a choice and allows them to decide which outcome best fits their needs. ▪ Over the last several years, three other Nuveen term funds (JLS, JMT, and JPT) had the exact same proposal, and for each fund, shareholders overwhelmingly approved the term elimination with approval percentages ranging from 84%- 88%. ▪ Saba’s against recommendation denies JPI shareholders a choice and seems purely obstructive in nature. ▪ We believe ISS should support the Board’s “FOR” recommendation to eliminate JPI’s term on the WHITE proxy card. 7